Filed Pursuant to Rule 433

Registration Nos.333-264933

and 333-264933-01

*Pricing Details* $750MM Barclays Dryrock (DROCK 2023-2) Credit Card ABS

Sole-Bookrunner: Barclays

Co-Managers: BMO, BofA Securities, J.P. Morgan, Scotia, Wells Fargo

-ANTICIPATED CAPITAL STRUCTURE-

CLS	TOTAL($mm)	WAL	S&P/FITCH	E.FINAL	L.FINAL	BMARK	SPREAD	PRICE

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A	750.00	1.90	AAA/AAA	10/2025	8/2028	SOFR30A(1)	+90	$100-00

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(1) Benchmark is 30-day compounded average SOFR. For more information, please see the Preliminary Prospectus.

TOE: 3:33 PM EST

-TRANSACTION DETAILS-

Offered Size : $750MM

Registration : SEC-REG

ERISA Eligible : Yes

EU RR : No

Expected Settlement : 11/20/2023

First Payment : 1/16/2024

Min Denoms : $100k x $1k

Expected Ratings : S&P / Fitch

Bloomberg Ticker : DROCK 2023-2

-MARKETING MATERIALS-

Preliminary Prospectus : Attached

Ratings FWP : Attached

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.